UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2009 (September 9, 2009)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, P.O. Box 738
Marietta, Ohio	45750-0738
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

                     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index to Exhibits on Page 3

Item 8.01.  Other Events.

On September 9, 2009, Peoples Bancorp Inc. (“Peoples”) issued a news release announcing the hiring of Daniel K. McGill in the newly-created position of Executive Vice President, Chief Commercial Lending Officer of both Peoples and its banking subsidiary, Peoples Bank, National Association (“Peoples Bank”).  A copy of the news release is included with this Current Report on Form 8-K as Exhibit 99.

Mr. McGill, who is 55, will join Peoples and Peoples Bank effective September 14, 2009.  Mr. McGill will oversee the management of Peoples Bank’s commercial banking associates and continued integration and growth of product offerings across banking, insurance and investment services.  Prior to joining Peoples, Mr. McGill served as a regional president for FirstMerit Bank, National Association for the past 10 years and has over 20 years experience in the financial services industry.

On August 27, 2009, the Board of Directors of Peoples authorized the execution on behalf of Peoples, on or after September 14, 2009, of a change in control agreement with Mr. McGill, which will be effective as of September 14, 2009, when Mr. McGill becomes an executive officer of Peoples.  The terms of Mr. McGill’s change in control agreement will be the same as those in the amended and restated change in control agreements which Peoples has entered into with Carol A. Schneeberger, David T. Wesel, Joseph S. Yazombek and Edward G. Sloane, which were filed as Exhibits 10.21, 10.22, 10.24 and 10.34, respectively, to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Peoples will enter into the change in control agreement with Mr. McGill in order to provide further motivation to act in the best interests of the shareholders of Peoples and to remain competitive in Peoples’ executive compensation package.  The obligations of Peoples under the change in control agreement will be subject to limitations imposed as a result of Peoples’ participation in the U.S. Treasury’s TARP Capital purchase program.

The change in control agreement will provide that, if Mr. McGill is terminated by Peoples or its successors for any reason other than cause or by Mr. McGill for good reason, within six months prior to or within 24 months after a defined change in control, Peoples will provide the following benefits:  (i) a lump sum cash payment of two times the amount of Mr. McGill’s base annual compensation, payable within 30 days following Mr. McGill’s termination date, with such payment delayed until the first business day of the seventh month following his termination date if Mr. McGill is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and (ii) continuing participation in life, medical and dental insurance for a period of one year substantially in the form and expense to Mr. McGill as that received prior to the termination date.  Mr. McGill’s base annual compensation for purposes of his change in control agreement will be the average annualized compensation paid by Peoples, prior to any deferred arrangements, during the most recent five taxable years ending before the date of the change in control, subject to certain adjustments in the event that Section 280G of the Internal Revenue Code is triggered.  If Mr. McGill has worked for Peoples for less than five year before the date of the change in control, the average annualized compensation paid by Peoples will be calculated for the number of years he is employed by Peoples.

If Mr. McGill receives a change in control benefit as previously described, he will be subject to a non-compete agreement for a period of one year, under which he is not permitted to engage in the business of banking, or any other business in which Peoples directly or indirectly engages during the term of Mr. McGill’s agreement in the geographic market of Peoples on the termination date.

In the news release issued on September 9, 2009, Peoples also announced that concurrent with Mr. McGill’s hiring, Executive Vice President Joseph S. Yazombek will assume the role of Executive Vice President, Chief Credit Officer for Peoples and Peoples Bank.  In this new role, Mr. Yazombek will work directly to ensure the overall quality of the company’s loan portfolio through adherence to policies, procedures and underwriting standards.  As Chief Credit Officer, Mr. Yazombek will also continue participation in several loan and risk committees related to corporate management.

Item 9.01.  Financial Statements and Exhibits.

(a)           -           (c)           Not applicable.

(d)           Exhibits:

See Index to Exhibits on Page 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date: September 11, 2009	By: /s/	EDWARD G. SLOANE
Edward G. Sloane
Executive Vice President,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99	News Release issued by Peoples Bancorp Inc. on September 9, 2009